Certificate of Establishment and Designation of Class R-2E Shares

for

THE INVESTMENT COMPANY OF AMERICA

The trustees, constituting at least a majority of the trustees of The Investment Company of America, a Delaware statutory trust (the “Trust”), have established and designated pursuant to Section 2.6 of the Amended and Restated Agreement and Declaration of Trust of the Trust dated December 4, 2012, (the “Declaration”), a Class of shares of the Trust to be known as Class R-2E Shares (the “Designated Class”).

1. Rights, Preferences and Characteristics. The Designated Class shall have the relative rights, preferences and characteristics described in the Declaration and the Trust’s then currently effective registration statement under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the Designated Class . Any rights, preferences, qualifications, limitations and restrictions with respect to Classes generally that are set forth in the Declaration shall apply to the Designated Class unless otherwise specified in the Registration Statement, in which case those specified in the Registration Statement shall control.

2. Authorization of Officers. The trustees have authorized and directed the officers of the Trust to take or cause to be taken any and all actions, to execute and deliver any and all certificates, instructions, requests or other instruments, make such payments and to do any and all things that in their discretion may be necessary or advisable to effect the matters referenced herein and as may be necessary or advisable for the conduct of the business of the Trust.

3. Incorporation of Defined Terms. Capitalized terms which are not defined herein shall have the meaning ascribed to those terms in the Declaration.

THE INVESTMENT COMPANY OF AMERICA

/s/ Michael W. Stockton

Michael W. Stockton

Secretary